Exhibit 99.1

Boxlight to Hold Fourth Quarter and Full Year 2021 Financial Results Conference Call

LAWRENCEVILLE, Ga.--(BUSINESS WIRE)--Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions, will hold a conference call announcing its  Fourth Quarter and Full Year 2021 financial results on Thursday, March 17, 2022 at 4:30 p.m. Eastern Time. The conference details are as follows:

Date:	Thursday, March 17, 2022
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-545-0320 (Domestic) 1-973-528-0002 (International)
Participant Access Code:	901845
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/44832

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time onFriday, March 17, 2023, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 44832.

“We had a strong fourth quarter exceeding our revenue guidance of $40 million and delivering organic growth greater than 30%,” commented Michael Pope, CEO and Chairman at Boxlight.

“Because we completed the acquisition of FrontRow on December 31, 2021, the financial results of FrontRow will not be included in our Q4 financial statements. However, we did incur the transaction costs to complete the acquisition including due diligence, legal, financing, and refinancing costs, resulting in higher-than-expected operating expenses. Additionally, supply chain and logistics costs remained high during the quarter, impacting our gross profit margin. As a result of additional unexpected expenses, we are forecasting a fourth quarter Adjusted EBITDA loss of $2 million.

“We are experiencing stronger than expected customer orders and sales pipeline growth this year, and therefore are increasing our previous guidance for 2022 to $250 million revenue and $26 million Adjusted EBITDA. We look forward to sharing additional insights during our financial results conference call next week.”

The Company will file a Form 8-K which will include pro forma combined financial statements of Boxlight and FrontRow based on their audited results, prior to the earnings call on March 17. The Company will subsequently file its annual report on Form 10-K.

Senior management will be available for questions from the investment community following prepared remarks.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch® and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells and services its integrated solution suite including interactive displays, collaboration software, supporting accessories and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com and https://www.clevertouch.com.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media Relations

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

+1 360-464-4478

investor.relations@boxlight.com